Exhibit 99.1
Contacts:

Veronica Rosa                                            Steven Eck
IKON Office Solutions                                    IKON Office Solutions
610-408-7196                                             610-408-7295
vrosa@ikon.com                                           seck@ikon.com
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          JAMES J. FORESE, IKON CHAIRMAN AND CEO, INITIATES TRANSITION
                             PLAN TO NEW LEADERSHIP


Valley Forge, Pennsylvania - March 13, 2002 - IKON Office Solutions (NYSE:IKN), a leading provider of business communications solutions, today announced that James J. Forese, the Company's Chairman and Chief Executive Officer, plans to step down as CEO by the end of its fiscal year in September 2002, and will continue in his role as Chairman of the Board until the Company's next annual meeting in February 2003. This planned retirement will provide for a smooth transition to new leadership as IKON's Board of Directors begins a comprehensive search both internally and externally to identify a successor to Mr. Forese.

Mr. Forese said, "I am proud of what our outstanding management team has accomplished in positioning IKON for sustained growth, and of what our employees have worked so hard to build. We have aligned our sales and service organizations to focus on new technologies and market opportunities, and we continue to improve our operational infrastructure to ensure we have a profitable and customer-focused business model. The Company has strong fundamentals, a solid balance sheet, and the right structure for the current competitive environment.

"Given the accomplishments of the past several years and the strength of our management team, I believe it is now time to begin the process of identifying a new CEO for IKON. When I took over as President and CEO in 1998, I stated my intention to remain with the company until 2003, and this transition plan will allow me to fulfill that commitment, while at the same time providing a clear succession plan for the leadership of the Company," Mr. Forese continued.

Richard A. Jalkut, Lead Independent Director of IKON's Board, said, "Jim took over the company during an extremely challenging period, both for IKON and for the industry. During his tenure, he successfully transformed IKON from a holding company of many separate businesses to the profitable and integrated operating company that it is today. He set clear strategies to leverage new market opportunities and substantially improve operations. The consistency of IKON's strategic direction and solid execution has



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gained recognition with customers, the industry and investment community. Under his direction, IKON reduced its cost structure, established financial discipline, and invested in new market opportunities. We look forward to Jim's continued leadership and to working with him through what we are sure will be a smooth, stable transition."

Mr. Forese, 66, joined IKON in January 1996 as Executive Vice President and Chief Operating Officer after a successful 36-year career at IBM Corporation. In January 1997, he became Executive Vice President and President of International Operations and was appointed President and CEO in July 1998. Mr. Forese was elected to the additional position of Chairman in May 2000.

IKON Office Solutions is one of the world's leading providers of products and services that help businesses communicate. IKON provides customers with total business solutions for every office, production and outsourcing need, including copiers and printers, color solutions, distributed printing, facilities management, imaging and legal document solutions, as well as network design and consulting, and e-business development. IOS Capital, LLC, a wholly owned subsidiary of IKON, provides lease financing to customers and is one of the largest captive finance companies in North America. With Fiscal 2001 revenues of $5.3 billion, IKON has approximately 600 locations worldwide including the United States, Canada, Mexico, the United Kingdom, France, Germany, Ireland and Denmark.


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